EXHIBIT 99.3

On May 8, 2020, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator

Welcome to inTEST Corporation’s 2020 First Quarter financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura J. Guerrant-Oiye, Guerrant Associates

Thank you, Operator. And thank you for joining us for inTEST’s 2020 first quarter financial results conference call. With us today are Jim Pelrin, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review the quarter’s highlights as well as current business trends. Hugh will then review inTEST’s detailed financial results for the quarter and discuss guidance for the 2020 second quarter. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy can be obtained on inTEST’s website, www.intest.com. In addition to our press release we have issued Supplemental Information in advance of this call, which can be downloaded from our website on the Investor Relations page. The Supplemental Information is offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of the Company’s quarterly results conference call.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to, the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations, including as a result of evolving public health requirements in response to the pandemic such as government mandated facility closures, availability of employees, supply chain and distribution constraints, customers’ inability or refusal to accept product deliveries and the sufficiency of our current level of working capital to address the impact of the pandemic; indications of a change in the market cycles in the Semi Market or other markets we serve including as a result of the COVID-19 pandemic; changes in business conditions and general economic conditions both domestically and globally as a result of the COVID-19 pandemic; changes in the demand for semiconductors, generally and as a result of the COVID-19 pandemic; the success of our strategy to diversify our business by entering markets outside the Semi Market; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; the ability to borrow funds or raise capital to finance major potential acquisitions; changes in the rates of, and timing of, capital expenditures by our customers including as a result of the COVID-19 pandemic; progress of product development programs; increases in raw material and fabrication costs associated with our products including as a result of the COVID-19 pandemic; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement made by inTEST during this conference call is based only on information currently available to inTEST and speaks to circumstances only as of the date on which it is made. inTEST undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release, which is posted on the investor page of our website, www.intest.com.

And with that, let me now turn the call over to Jim Pelrin. Please go ahead, Jim.

James Pelrin, President, CEO & Director

Thank you, Laura. Good morning to those joining us on today's conference call and also to those listening online. We appreciate your interest in inTEST, and I hope all of you and your families are safe and healthy.

Before I discuss our financial results, I'd like to say a few words about the coronavirus and our response to this global pandemic. The impact of COVID-19 on our country, industries, and most importantly, people, has been dramatic, and I want to thank and commend all inTEST employees, customers, and supply chain partners who have helped keep our business operating during these challenging times and to express our heartfelt concern to all those who have been affected. As we navigate the COVID-19 pandemic and recovery, inTEST is focused and aligned on three top priorities: safety, business continuity, and liquidity. I want to touch on each of these three, beginning first and foremost with safety.

While we act on our responsibility to maintain our operations and continue to deliver important products, I see an even greater responsibility to protect the health and safety of every inTEST employee. We have been highly proactive in implementing workplace safeguards to protect our employees and ensure their health and well-being and are taking all precautions and adjusting operational norms to ensure the continued safety of our employees, customers, and business partners, while continuing to provide worldwide sales and service support.

Over half our employees are working from home and have been provided the tools and technology necessary to serve our customers and investors on a secure basis. Our manufacturing teams and the people who support them continue to work in our factories following World Health Organization and CDC-recommended practices, as well as state and local directives. These safety precautions implemented in each of our facilities, though vital, make it more difficult for our manufacturing folks to do their jobs. Yet they do every day and they do them well.

Second, I want to speak to how we are focused on business continuity. inTEST corporate offices and all business units are open and operating and have been deemed “critical and essential business operations” under the various government COVID-19 mandates. We are using all applicable safety practices to protect our employees while supporting the critical needs of our customers. Across the board, the products we manufacture play a critical role in helping the nation withstand the virus as well as rebuilding our economy in the coming months. Ambrell induction heating tools are used for the manufacture of critical N95 face masks. EMS products are being used to test semiconductor devices that will ultimately be used in such things as ventilators and other health related tools. iTS is supporting a variety of critical applications in essential industries such as the satellite industry, keeping communications open; and defense, where iTS is a sole source provider of specialized products for several important military programs, and of course, semiconductor test.

Each one of our businesses has a vital job to do and they continue to design, manufacture, and deliver their products during this crisis. Our supply chain is holding up well, and while we’ve had to make some shifts on sourcing certain items –we’ve fortunately been able to continue operations without any major disruptions.

And lastly, as to assuring liquidity, we took some essential steps during the quarter, each of which have helped us be more certain of our future and add to our confidence that we can meet our financial obligations as we operate each of business and serve our customers during the nation’s recovery. In addition to securing a new working line of credit, we continue to stress disciplined cost management.

On another note, as you will see in today’s press release, we have returned the $2.8 million PPP loan, which we had qualified for. When we first considered the loans, we carefully reviewed our financial condition and the economic impact and uncertainty caused by the coronavirus pandemic. At that time, we determined the funds were necessary to maintain our ongoing operations in accordance with the terms and conditions of the CARES Act. We applied for the loans in good faith. After we entered into the loans, the SBA and the U.S. Department of Treasury announced changes in guidance and statements. In light of the new guidance, we repaid the loans in full. As we go forward, we are evaluating all new information daily to ensure we are positioned to make the best decisions for our employees and our businesses. I know that’s a lot to digest, and it has been a stressful time amidst a rapidly changing environment, but it’s critical for our investors to understand.

So, now let me turn to our business review for the first quarter of 2020.

Despite uncertain business conditions stemming from COVID-19, Q1 has shown an uptick in demand, with Q1 consolidated bookings of $13.8 million, a 24% increase over Q4. We had a positive book-to-bill and are getting a good mix of orders across all divisions. In our Thermal division, the pick-up was led by semiconductor front-end products. EMS orders increased quarter-over-quarter at an even higher rate, somewhat reflecting the Q4 softness.

Turning to shipments, Q1 consolidated revenues of $11.2 million decreased 18% sequentially, as we had expected, due to the soft Q4 bookings reflecting continued headwinds in the analog-mixed signal production test sector.

Breaking down overall revenues, semi revenues for the quarter were $5.0 million, representing 45% of overall revenues. The sequential decline in semi revenues was also largely attributable to the weak semi bookings reported in Q4.

And Q1 Multimarket revenues were $6.2 million, or 55% of revenue. Multimarket revenues were predominantly driven by industrial and mil/aero markets. As we have noted in the past, our ultimate goal is to grow Multimarket business to reduce the impact of the volatility that is inherent in the Semi Market.

Let’s now turn to our two operating segments, beginning with Thermal, which consists of two businesses, Ambrell and iTS. You’ll recall that Thermal is responsible for all Multimarket revenue, as well as important revenue from Semiconductor front-end manufacturing and back-end test.

Q1 thermal bookings increased 21% sequentially to $10.5 million and included a number of large orders in the quarter. Thermal Q1 net revenues decreased 7% to $9.3 million, due in part to delays in planned shipments to areas that had been affected by the coronavirus.

A major driver of our thermal business is the semiconductor arena, where we continue to see important orders in wafer deposition and silicon carbide crystal growth. Rounding out key thermal market applications are Mil / Aero, Industrial, which includes Packaging, Automotive and Medical. These applications, as well as semi, accounted for nearly 80% of Thermal bookings and over 70% of Thermal revenues.

I want to highlight a few interesting developments during the quarter that demonstrate our expanding ability to quickly respond with innovative products. In an application for our Thermonics® cryogenic process chiller product, we provided a custom chiller to an OEM for use in the industry’s first turnkey closed loop ethanol extraction system, optimized for CBD extraction. Ambrell’s solutions lab resources were expanded in scope and precision, and now offer a broader geographical reach with state-of-the-art laboratory equipment to deliver innovative and effective heating solutions for the most challenging applications. Our applications laboratory facilities are located in Rochester, New York, Hengelo in the Netherlands, and now a third location in Fremont, California. And we stepped up our application support of a key medical customer, who was aggressively ramping their capacity to produce N-95 Covid-19 masks.

So, we continue to focus on applications within our thermal segment that advance our technical capabilities and diversification.

Now let’s turn to the EMS Products Segment, which predominantly serves production test for analog and mixed signal semiconductor applications. Q1 EMS bookings increased 33% sequentially to $3.3 million and EMS revenues of $1.9 million were down 47% sequentially.

As expected, EMS bookings were slow at the start of the quarter, but picked up considerably beginning mid-quarter, even in the face of the continued macroeconomic pressures, which were compounded by the COVID-19 related slowdown. Further, a major supplier to consumer electronics placed a docking and interface order for a continued ramp in their power management products.

Now, let me close here with a couple of comments and then hand off to Hugh for detailed operating numbers. Overall, despite the challenge of the last months we are still seeing a diverse set of end applications driving our business growth, confirming our Multimarket strategy.

On a macro basis, the uncertainty sowed by COVID-19 has led to industry forecasts and signals that are mixed at best. In this new and ever-changing landscape, it’s hard to know what the future holds. The reality is, no one knows exactly what will happen next, and that can make developing scenarios for guidance more challenging.

For inTEST, we remain engaged with our entire customer base, most of whom continue to place orders, and as usual we are designing, manufacturing and shipping products to meet their needs. Our standard lead times are intact, and our team is prepared to provide the responsive assistance our customers require, including an ample supply of spare parts ready for immediate shipment. We are prepared to help develop any new applications our customers require.

Now, I’d like to address M&A. We have featured M&A as an integral part of our long-term growth strategy, but economic conditions due to COVID-19 have by necessity taken precedence. In this time of uncertainty and scarce resources, we have paused our M&A activity until such time as economic headwinds subside. It of course remains an important component of our growth strategy, but as we laid out in the beginning of this call, our primary focus is on safety, continuing to meet our customer requirements, and assuring continuity and liquidity in all of our businesses.

While there is still considerable end-market uncertainty, now compounded by the COVID-19 situation, the diversification of our customer base remains the anchor of our business, and we believe our long-term fundamentals remain intact. I am extremely proud of each and every inTEST employee. Individually and as an organization we have risen to the shared challenges this pandemic has unleashed. We continue to drive forward as we always do, partnering with our customers to advance their technology roadmaps; and with resilience and efficiency, we are positioning the company for success as this crisis abates.

And lastly, I’d like to express our profound thanks to the numerous people on the front lines who are caring for those who have taken ill and who are working to keep our economy running, as well as to those working countless hours to provide much-needed equipment to support them. Heroes all. And with that I’d like to turn the call over to Hugh.

Hugh T. Regan, Treasurer, CFO & Secretary

Thanks, Jim. As we noted earlier, our first quarter net revenue was at the lower end of our guidance range and came in at $11.2 million, down 18% sequentially.

First quarter gross margin of 43% was also at the lower end of our guidance range and was down from 48% gross margin we reported for the fourth quarter, reflecting a less favorable absorption of fixed production costs at reduced revenue levels, which was partially offset by improved component material costs, which declined from 31.5% in Q4 to 30.3% in Q1.

Selling expense grew by 5% sequentially to $2.1 million for the first quarter, driven by increased compensation expense and commission, partially offset by reduced advertising and warranty costs. The higher sales compensation expense was primarily driven by seasonal related increases as well as new sales staff added in the first quarter and the increased commission expense was the result of an expansion of Ambrell’s sales representative network.

Engineering and product development expense increased 7% sequentially to $1.3 million primarily as a result of seasonal related increased compensation expense, partially offset by decreased patent legal costs.

General and administrative expense grew 7% sequentially to $2.9 million driven by increased professional fees and seasonal related compensation expense, partially offset by reductions in stock-based compensation expense and travel.

Our loss for the first quarter drove our accrual of a $250,000 income tax benefit, which reflected an effective tax rate of 18%. This compares to a $76,000 income tax benefit booked in the fourth quarter, which reflected an effective tax rate of (12%). The income tax benefit booked in the fourth quarter was the result of reconciling the impact of the foreign derived intangible income deduction allowed under the new tax law which benefits companies that manufacture in the US and have significant overseas sales as well as a book to tax return adjustments. We now expect that our effective tax rate will range from 16% to 17% throughout the balance of 2020 and that the higher effective tax rate in the first quarter was driven by an additional book to tax return adjustment.

For the quarter we reported a net loss of $(1.1) million or $(0.11) per diluted share, compared to net earnings of $724,000 or $0.07 per diluted share for the fourth quarter. Diluted average shares outstanding were 10.2 million for the first quarter of 2020. During the first quarter, we issued 58,160 shares of restricted stock and repurchased 13,767 shares under our stock repurchase plan, which commenced on September 18, 2019. In response to concerns over COVID-19 we suspended our stock repurchase plan on March 3, 2020 and through this date we have repurchased 243,075 shares at a total cost of $1.2 million.

EBITDA was $(927,000) for the first quarter, compared to $1.1 million for the fourth quarter.

Consolidated headcount at March 31st was 205, a reduction of 1 from the level we had at December 31.

I’ll now turn to our balance sheet.

Cash and cash equivalents declined by $294,000 sequentially to $7.3 million and cash flow used in operations was $119,000 for the first quarter. The decrease in cash was primarily driven by our operating loss in the first quarter. We currently expect cash and cash equivalents to increase throughout 2020 and as of today, cash stands at $6.9 million.

Accounts receivable decreased $1.2 million during the first quarter and was at $8.1 million at March 31st with 65 DSO, up from 63 at December 31st. Inventories increased $538,000 or 8% sequentially, and the increase was primarily driven by the aforementioned customer shipment delays caused by COVID-19.

Our backlog at the end of March was $8.1 million, up from $5.5 million at December 31st, reflecting the growth in orders in the first quarter.

As to guidance, as noted in our earnings release, we continue to see uncertainty with regard to our customers’ ordering patterns stemming from responses to the coronavirus pandemic, which we are closely monitoring. Accordingly, we are providing a wider than usual guidance range and expect that net revenues for the second quarter ending June 30, 2020 will be in the range of $11.5 million to $13.0 million and that our financial results will range from a net loss per diluted share of $(0.09) to breakeven. On a non-GAAP basis, our financial results will range from an adjusted net loss per share of $(0.06) to net earnings of $0.03 and we currently expect our gross margin for the second quarter will range from 44% to 46%.

Operator, that concludes our formal remarks. We can now take questions.

Q&A Session

Operator

[Operator Instructions]

Our first question will come from Jaeson Schmidt with Lake Street.

Jaeson Allen Min Schmidt

Lake Street Capital Markets, LLC, Research Division

Hey, guys, thanks for taking my questions. I just want to start with seeing if you could provide some color on what you saw from an order momentum standpoint and linearity of orders in April and now sort of in the first part of May?

Hugh T. Regan

Treasurer, CFO & Secretary

Yes, Jaeson. Orders were, for the quarter, I wouldn't call it linear, we actually saw a bit of a peak in the middle of the quarter, this particular quarter, on a consolidated basis. Within the business units, though, we did see some different activity, for instance, EMS had a more back-end loaded quarter, while iTS and Ambrell had a quarter that was more evenly spaced. But on a consolidated basis, if you've looked at the bookings pattern, it was $4.2 million, $5.2 million and then $4.4 million on a monthly basis.

Jaeson Allen Min Schmidt

Lake Street Capital Markets, LLC, Research Division

Okay. That's helpful. And then I apologize if I missed it, but are you guys seeing any component shortages or supply constraints anywhere?

Hugh T. Regan

Treasurer, CFO & Secretary

No. It's a matter of -- well, as Jim mentioned -- my apologies.

James Pelrin

President, CEO & Director

Yes, Jaeson, I'll be happy to answer that. We have -- we had some components that we were sourcing from China, in particular, and back when -- in the January, February time frame when the COVID-19 erupted in China, we quickly changed to non-Chinese sources for those components. So, there was a slight delay for a short period of time, but everything is pretty much normal now.

Jaeson Allen Min Schmidt

Lake Street Capital Markets, LLC, Research Division

Okay. And then the final one for me, and I'll jump back into queue. Are you seeing any significant pushback from customers from a pricing standpoint, just given the current macro backdrop?

James Pelrin

President, CEO & Director

No, we're not, actually. That has not been an issue. We've had some customers we haven't been able to ship to at the end of the quarter, as we noted, because they -- their facilities were closed due to the Corona issue. But no, we haven't seen any pushback on pricing. We haven't seen anyone asking for a special pricing or -- anywhere in any of our businesses that I'm aware of.

Jaeson Allen Min Schmidt

Lake Street Capital Markets, LLC, Research Division

OK. That’s helpful. Thanks a lot, guys.

Hugh T. Regan

Treasurer, CFO & Secretary

Thank you, Jaeson.

Operator

And our next question will come from Theodore O'Neill with Litchfield Hills Research.

Theodore Rudd O'Neill

Litchfield Hills Research, LLC

Thanks. Good morning. Follow-up to Jason's question here. When you switched to a supplier that was not Chinese, did the – I assume the costs went up somewhat. And second question is, Hugh, you mentioned that you had lower advertising costs in the quarter. Is that a change in strategy or a COVID-related reduction in things like conferences?

James Pelrin

President, CEO & Director

Well, I'll answer the first part. As far as increased costs, yes, there was a small incremental increase in costs, but these components are a very small percentage of the cost of the product. So, it's really -- it's in the mud even on a gross margin basis.

Hugh T. Regan

Treasurer, CFO & Secretary

And Theo, the second part of your question was related to G&A. I apologize it cut off, and I didn't hear it exactly.

Theodore Rudd O'Neill

Litchfield Hills Research, LLC

Sorry. You mentioned that you had lower advertising costs in the quarter. And I was wondering if that a change in the strategy or COVID-related reduction in things like conferences.

Hugh T. Regan

Treasurer, CFO & Secretary

It's really a COVID-related strategy and reduction to conferences. We continue to move forward with our traditional marketing methods, but things such as conferences and another area, quite frankly, that's off materially is -- and will start showing up and our explanations is travel simply at this point because we can't jump on planes. There wasn't as much of that scheduled in the first quarter, but a very significant of that is scheduled obviously in Q2 and at what point we'll be able to get back to that is unclear.

Theodore Rudd O'Neill

Litchfield Hills Research, LLC

Thanks very much.

Hugh T. Regan

Treasurer, CFO & Secretary

You’re welcome.

Operator

And our next question will come from Dick Ryan with Dougherty & Company.

Richard Allen Ryan

Dougherty & Company LLC, Research Division

Thank you. Say, Jim, on the wider guidance for Q2, how are you handicapping your 2 divisions, Multimarket and Semi? What are your kind of puts and takes on guidance for those segments for Q2?

James Pelrin

President, CEO & Director

Well, Dick, let me answer that more generally and say that we've gone into Q2 with a much stronger backlog and that has given us confidence in our guidance. And the backlog is across the board in both Semi and Multimarket.

Richard Allen Ryan

Dougherty & Company LLC, Research Division

I think you said you had some delays in shipments in EMS. Is that -- so how should that backlog flow into Q2? How much will ship in Q2?

James Pelrin

President, CEO & Director

Just about everything that was delayed because of Coronavirus has already shipped, in fact. I think there's 1 or 2 orders that are still pending. So, I would expect that all of the delayed orders will ship in Q2.

Richard Allen Ryan

Dougherty & Company LLC, Research Division

Okay. The new Fremont facility, what markets are you kind of keying off of that new opening?

James Pelrin

President, CEO & Director

Well, there's a tremendous amount of industry, as you know, on the West Coast, in general, but we also happen to be right down the street from one of the major EV manufacturers, and that doesn't hurt, which has been quite active building 2 new factories.

Richard Allen Ryan

Dougherty & Company LLC, Research Division

And how are you staffing? What's your headcount going to be over there?

James Pelrin

President, CEO & Director

Well, it's -- right now, it's staffed with a single body, which is more than adequate because it's supported also from our Rochester, New York facility. But particularly, in this time, where travel is restricted to wherever you can drive to, it's -- this is an important tool for us.

Richard Allen Ryan

Dougherty & Company LLC, Research Division

Okay. So, Hugh, did you say you amended the credit facility? Or what -- can you refresh me on what availability you have?

Hugh T. Regan

Treasurer, CFO & Secretary

We have $7.5 million available under the credit facility. As Jim mentioned, we did repay the $2.8 million in PPP loans that we had borrowed as a result of changes in the treasury department's guidance on those loans.

Richard Allen Ryan

Dougherty & Company LLC, Research Division

Thank you.

Hugh T. Regan

Treasurer, CFO & Secretary

You’re welcome.

Operator

[Operator Instructions]

And with no further questions, I'd like to turn the call back over to Mr. Pelrin for any closing remarks.

James Pelrin

President, CEO & Director

Well, thank you for your interest in inTEST, everyone. We appreciate your listening in. If you have further questions, don't hesitate to call me, Hugh or Laura. We look forward to updating you on our progress when we will report our results for the second quarter. Everyone, please stay safe and healthy. Thank you.

Operator

Once again, that does conclude our call for today. Thank you for your participation. You may now disconnect.

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